UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2010

HARVARD BIOSCIENCE, INC.

(Exact name of registrant as specified in charter)

Delaware	001-33957	04-3306140
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

84 October Hill Road, Holliston, MA 01746

(Address of principal executive offices) (Zip Code)

(508) 893-8999

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 22, 2010, Harvard Bioscience, Inc. (the “Company”) entered into Amendment No. 2 (“Amendment No. 2”) to its Lease Agreement, dated as of December 30, 2005, as subsequently amended (the “Lease Agreement”), with Seven October Hill LLC (the “Landlord”) for the Company’s headquarters, office, light manufacturing and warehouse space located in Holliston, Massachusetts. Amendment No. 2, which is subject to the Company approving detailed design drawings relating to work to be performed on the premises, provides for an extended lease term commencing on June 1, 2010 and ending on May 31, 2017 (the “Extended Term”) and provides for the lease of an additional 9,200 square feet. The initial monthly base rent under Amendment No. 2 is in the amount of $21,820.83, plus certain operating expenses and taxes, and shall increase to $25,654.17, plus certain operating expenses and taxes, upon the Landlord’s completion of certain work on the premises. Monthly base rent will generally increase on an annual basis as set forth in Amendment No. 2.

Amendment No. 2 also provides the Company with an option to terminate approximately 15,000 square feet of space that is currently subleased to two sub-tenants upon 120 days’ written notice after the twelfth month of the Extended Term.

The foregoing summary is qualified in its entirety by reference to Amendment No. 2, which is filed as Exhibit 10.1 to this Form 8-K and incorporated by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Title

10.1	Amendment No. 2, dated as of May 22, 2010, to Lease Agreement, as subsequently amended, between Seven October Hill LLC and Harvard Bioscience, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARVARD BIOSCIENCE, INC.

Date: June 2, 2010

By:  /s/ Thomas McNaughton

        Thomas McNaughton

        Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Title

10.1	Amendment No. 2, dated as of May 22, 2010, to Lease Agreement, as subsequently amended, between Seven October Hill LLC and Harvard Bioscience, Inc.